AMENDMENT NO. 2

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of March 1. 2023, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco SMA High Yield Bond Fund;

NOW, THEREFORE, the parties agree that:

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“ APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco Corporate Bond Fund	February 12, 2010	N/A
Invesco Global Real Estate Fund	July 1, 2006	N/A
Invesco Government Money Market Fund***	July 1, 2006	0.50% of the first $250M
0.475% of the next $250M
0.45% of the next $250M
0.425% of the next $250M
0.40% of the excess over $1B
of average daily net assets
Invesco High Yield Bond Factor Fund	May 24, 2019	N/A
Invesco High Yield Fund	July 1, 2006	N/A
Invesco Income Fund	July 1, 2006	N/A
Invesco Intermediate Bond Factor Fund	May 24, 2019	N/A
Invesco Real Estate Fund***	July 1, 2006	0.90% of the first $500M
0.87% of the next $500M
0.79% of the next $4B
0.75% of the excess over $5B
of average daily net assets
Invesco Short Duration Inflation Protected Fund	July 1, 2006	N/A

Invesco Short Term Bond Fund***	July 1, 2006	0.38% of the first $500M
0.35% of the next $500M
0.32% of the next $4B
0.30% of the excess over $5B
of average daily net assets
Invesco SMA High Yield Bond Fund	[March 1, 2023]	N/A
Invesco U.S. Government Money Portfolio	May 24, 2019	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.
***

The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

In addition to the rate described above, Invesco Government Money Market Fund and Invesco U.S. Government Money Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUND)

By:	/s/ John M. Zerr
John M. Zerr
Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President & Secretary